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Exhibit 3.1(b)

                                STATE OF COLORADO
                      ARTICLES OF MERGER OR SHARE EXCHANGE

   These articles are made in accordance with Title 7, Article 111 of the Colorado Revised Statutes.

1. The name of the surviving corporation is:

                 EYEQ NETWORKING, INC. (a Delaware corporation)

2. The address of the surviving corporation is:

                  c/o American Maple Leaf Financial Corporation
                  Two Penn Center Plaza, Suite 605, Philadelphia, PA 19102

3. The merger plan is as follows:
   Each issued and outstanding share of EYEQ Networking, Inc.'s (a Colorado corporation), the Parent corporation, capital stock will constitute and will be exchangeable for one equivalent share of the Subsidiary corporation's capital stock. Upon the effective date of the merger, the Parent shall cease to exist and the Subsidiary shall be the surviving corporation, assuming all obligations and obtaining all rights of the Parent. The Subsidiary shall have the same amount of capital stock issued and outstanding as the Parent had at the effective date of the merger (other than 100 shares of Common Stock issued to the Parent which will transfer to the name of the Subsidiary), the same officers and directors as the Parent and the same general corporate purpose as the Parent.

4. The number of shareholder votes required to approve the merger plan were cast by the shareholders of each corporation involved in this merger.

5. Immediately before the merger, the parent corporation owned at least 90% of the outstanding stock shares of each class of the subsidiary.

6. The effective date of the merger is February 9, 1998.

7. The Company's registered agent and office are:
                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                 1401 Walnut Street
                 Philadelphia, Pennsylvania 19102-3163
                 Attention:  Michael C. Forman, Esq.



Dated: February __________, 1998            /s/ Andrew Panzo
                                            ---------------------------
                                                Signature

                                          Andrew Panzo, President
                                          Name & Title

                                          EYEQ NETWORKING, INC.
                                          a Delaware Corporation, the surviving
                                          subsidiary

*If this is a parent-subsidiary merger, only the surviving corporation need execute these articles.

Note: If a surviving or acquiring foreign corporation is not qualified in Colorado, a registered agent and office must be typed in as number 8.